PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:  Matt McNulty
          Chief Financial Officer                                 904/858-9100

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          PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR
                    THE FOURTH QUARTER AND FISCAL YEAR 2018

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; November 28, 2018 -

Fourth Quarter Operating Results

The Company reported net income of $629,000, or $.19 per share, compared to net income of $201,000, or $.06 per share, in the same quarter last year. This quarter's net income included $403,000, or $.12 per share, due to a deferred tax benefit resulting from finalizing the revaluation of the company's net deferred tax liabilities per the Tax Cuts and Jobs Act of 2017.

Total revenues for the quarter were $28,781,000, up $871,000 from the same quarter last year. Transportation revenues (excluding fuel surcharges) were $25,740,000, down $367,000 or 1.4%. Hurricane Florence had an estimated impact of $126,000 in lost revenue during the quarter. Miles increased by 215,000, or 2.3%, to 9,506,000 versus 9,291,000 in the same quarter last year. During the second and third quarters of last fiscal year we lost sizeable pieces of business with two large customers most of which was shorter run, higher revenue per mile business. Since that time, we replaced a meaningful portion of the lost business with longer run, lower revenue per mile business. As a result, our average haul length increased by 6.8% while our transportation revenue per mile has decreased by 3.6%, or $0.10 per mile.

Compensation and benefits decreased $334,000, or 6 cents per mile, mainly due to (i) reducing personnel costs as our driver count declined (ii) lower driving pay per mile due to a longer average haul length, and (iii) lower driver training pay. Due to higher diesel prices, gross fuel expense was up $704,000 while fuel surcharges were up $1,238,000. Other operating expenses were up $52,000 inclusive of one-time environmental accruals for required remediations at two locations ($88,000). Insurance and losses increased $670,000 primarily due to higher health claims and some large wreck repairs. Depreciation expense was down $265,000 as a result of right sizing our fleet during the year. Sales, general & administrative costs increased $140,000 primarily due to higher health claims and increased HR/Payroll, driver recruiting and IT spending to support the business. Corporate expenses were down by $57,000 due mainly to lower legal fees and corporate management changes that occurred at the beginning of fiscal 2018. Gain on sale of assets increased $192,000 as we sold excess equipment, including excess trailers.

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As a result, operating profit this quarter was $241,000 compared to operating profit of $265,000 in the same quarter last year. Operating ratio was 99.2 this quarter versus 99.1 the same quarter last year.

Operating Results for Fiscal year 2018.

The Company reported net income of $5,119,000, or $1.54 per share, compared to net income of $1,829,000, or $.55 per share in the same period last year. This year's net income included $3,444,000, or $1.04 per share, due to a deferred tax benefit resulting from revaluing the company's net deferred tax liabilities per the Tax Cuts and Jobs Act of 2017.

Total revenues for the year were $114,065,000, up $1,900,000 from the prior year. Transportation revenues (excluding fuel surcharges) were $103,131,000, down $2,203,000 or 2.1% mainly due to the business losses in the second and third quarters of last year partially offset by the replacement of a meaningful portion of that business starting in the second quarter of this year. Miles declined by 76,000 to 37,924,000 versus 38,000,000 last year.

Compensation and benefits decreased $99,000 as a result of reducing personnel costs ($439,000) and lower driver pay and benefits expense ($1,155,000) mostly offset by higher owner operator pay ($1,495,000) as we added owner operators during the fiscal year. Net fuel expense (i.e. gross fuel expenses less fuel surcharges) decreased by $1,660,000 due to higher fuel surcharges on higher average diesel prices. Other operating expenses increased $261,000 due mainly to increased tolls (in most cases we bill our customers for toll expenses), environmental accruals and site maintenance and repairs at some of our terminal offices. Insurance and losses were up $1,001,000 due mainly to higher liability ($708,000) and medical ($575,000) claims partially offset by lower workers' compensation expense. Depreciation expense was down $783,000 as a result of right sizing our fleet. SG&A was up $331,000 due mainly to severance expense, reorganizing our IT department, upgrading our IT infrastructure and higher advertising costs related to hiring drivers. Corporate expenses were down $587,000 due mainly to a decrease in legal and consulting fees and corporate management changes that occurred at the beginning of fiscal 2018. Gain on sale of assets increased $459,000 as we sold excess equipment, including excess trailers.

As a result, operating profit was $2,046,000 compared to $2,372,000 in the prior fiscal year Operating ratio was 98.2 versus a 97.9 last year.

Summary and Outlook

The big takeways from FY 2018 are a continued decline in quantity and quality of driver applicants in the market and increased difficulty in hiring and retaining drivers at a pace that exceeds our turnover rate. During the latter half of the fiscal year, we implemented several changes focused on expediting the interview and job offer to available drivers and retaining

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them once they come on board, including a significant change in the way we pay our drivers. The programs are still in their early days but we are encouraged by the results thus far as we have seen a recent uptrend in the number of drivers we have in training each week. Customer demand continues to challenge the tanker industry's capacity in most markets in which we operate. We continue to allocate our resources on a daily basis to fulfill the needs of those customers who are willing to partner with us on both pricing and efficiently managing the day to day operation of our business. We continue to experience positive trends in our average transportation revenue per company driver (increased by 9.4%) and our average total revenue per tractor (increased by 11.5%). We made significant progress on our IT and operational systems overhaul and expect most of these upgrades to go live during the first quarter of fiscal 2019. We anticipate these changes will greatly enahnce the capabilities of our field personnel and our back office staff to provide improved customer service. We remain debt free and increased cash from $11 million to $17 million during fiscal year 2018.

Conference Call

The Company will host a conference call on November 29, 2018 at 10:00 AM
(EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-800-311-9409 domestic or international at 1-334-323-7224 then enter pass code 39873. Computer audio live streaming is available via the Internet through the Company's website at www.patriottrans.com at the Investor Relations tab or at one of the following links (whichever is most compatible with your device or player) http://stream.conferenceamerica.com/pth112918 or http://stream.conferenceamerica.com/pth112918.m3u. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-919-4059 domestic or international 1-334-323-0140 then enter pass code 81091827. An audio archive can be accessed via the internet at http://archive.conferenceamerica.com/archivestream/pth112918.mp3.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                               (In thousands)
                                (Unaudited)

                                 THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                    SEPTEMBER 30,             SEPTEMBER 30
                                 ------------------       -------------------
                                  2018        2017         2018         2017
                                 ------      ------       ------       ------
Revenues:
  Transportation revenues      $ 25,740      26,107    $ 103,131      105,334
  Fuel surcharges                 3,041       1,803       10,934        6,831
                                 ------      ------       ------       ------
Total revenues                   28,781      27,910      114,065      112,165

Cost of operations:
  Compensation and benefits      11,962      12,296       48,010       48,109
  Fuel expenses                   4,385       3,681       17,434       14,991
  Repairs & tires                 2,119       1,952        7,194        7,077
  Other operating                 1,326       1,274        4,679        4,418
  Insurance and losses            3,230       2,560       11,729       10,728
  Depreciation expense            2,069       2,334        8,759        9,542
  Rents, tags & utilities           851         841        3,385        3,384
  Sales, general &
    administrative                2,506       2,366        9,735        9,404
  Corporate expenses                448         505        2,124        2,711
  Gain on equipment sales          (356)       (164)      (1,030)        (571)
                                 ------      ------       ------       ------
Total cost of operations         28,540      27,645      112,019      109,793
                                 ------      ------       ------       ------

Total operating profit              241         265        2,046        2,372

Interest income and other            93           2          190            6
Interest expense                    (10)         (1)         (39)         (80)
                                 ------      ------       ------       ------

Income before income taxes          324         266        2,197        2,298
Provision for income taxes         (305)         65       (2,922)         469
                                 ------      ------       ------       ------

Net income                     $    629         201    $   5,119        1,829
                                 ======      ======       ======       ======

Unrealized loss on investment, net   (9)          -           (9)           -
Loss on retiree health, net         (32)          -          (32)           -
Tax reform gain on retiree health     -           -           32            -
                                 ------      ------       ------       ------

Comprehensive income           $    588         201    $   5,110        1,829
                                 ======      ======       ======       ======

Earnings per common share:
  Net Income -
    Basic                      $   0.19        0.06         1.54         0.55
    Diluted                    $   0.19        0.06         1.54         0.55

Number of shares (in
  thousands) used in computing:
    -basic earnings
     per common share             3,328       3,304        3,318        3,299
    -diluted earnings
     per common share             3,332       3,306        3,320        3,302

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